As filed with the Securities and Exchange Commission on October 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

North American Technologies Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	33-0041789
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

429 Memory Lane

Marshall, Texas 75672

(Address of Principal Executive Offices) (Zip Code)

2005 Stock Option Plan

Stock Compensation Plan for Neal Kaufman dated October 6, 2006

(Full Title of the Plans)

Alex C. Rankin, Chief Executive Officer

429 Memory Lane

Marshall, Texas 75672

(Name and Address of Agent for Service)

Telephone Number, Including Area Code, of Agent for Service: (972) 819-3676

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value	109,000 shares	$1.51	$164,590	$5.05

(1)	Pursuant to Rule 416(c), this Registration Statement also covers such indeterminate number of shares of common stock as may be issuable to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions which result in an increase in the number of outstanding shares of registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act of 1933, based upon a price of $1.51 per share, which was the average of the high and low prices of the registrant’s common stock on September 28, 2007 on the over-the-counter Bulletin Board.

The contents of the Registration Statement on Form S-8 of North American Technologies Group, Inc. (the “Registrant”), file no. 333-138787, which was filed by the Registrant with the SEC on November 17, 2006 (the “November 06 Registration Statement”) and registered the sale of 25,000,000 shares of common stock, $.001 par value per share (“Common Stock”), under the 2005 Stock Option Plan and 420,000 shares of Common Stock under the Stock Compensation Plan with Neal Kaufman, are incorporated by reference to this Registration Statement. The shares of Common Stock of the Registrant were the subject of a 1-for-20 reverse stock split effective September 7, 2007, and as a result the number of shares covered by the November 06 Registration Statement prior to this Registration Statement is 1,271,000 shares, and after this Registration Statement is 1,380,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marshall, State of Texas, on October 9, 2007.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

By:	/s/ Alex C. Rankin
Alex C. Rankin
Chief Executive Officer

By:	/s/ Mahesh S. Shetty
Mahesh S. Shetty
Chief Financial Officer and
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHEL AMSALEM	Director	October 5, 2007
Michel Amsalem

/s/ RICHARD J. GUILTINAN, JR.	Director	October 5, 2007
Richard J. Guiltinan, Jr.

/s/ JOSEPH A. ETHRIDGE	Director	October 5, 2007
Joseph A. Ethridge

/s/ BRUCE LEADBETTER	Director	October 5, 2007
Bruce Leadbetter

/s/ D. PATRICK LONG	Director	October 5, 2007
D. Patrick Long

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Joe B. Dorman, General Counsel to the Company.

23.1	Consent of Joe B. Dorman (included in Exhibit 5.1).